INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of The Dreyfus/Laurel Tax-Free Municipal Funds:

We consent to the use of our report dated August 11, 1999, with respect The Dreyfus/Laurel Tax-Free Municipal Funds as listed below, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.

FUNDS

Dreyfus Basic California Municipal Money Market Fund
Dreyfus Basic New York Municipal Money Market Fund
Dreyfus Basic Massachusetts Municipal Money Market Fund
Dreyfus Premier Limited Term Massachusetts Municipal Fund
Dreyfus Premier Limited Term Municipal Fund

New York, New York
October 22, 1999

/s/ KPMG LLP